Filed Pursuant to Rule 433

Registration Statement No. 333-141013

February 17, 2009

Honeywell International Inc.

Pricing Term Sheet

3.875% Senior Notes due 2014

Issuer:	Honeywell International Inc.
Security Type:	SEC Registered
Principal Amount:	$600,000,000
Coupon:	3.875%
Stated Maturity Date:	February 15, 2014
Issue Price:	99.736
Yield to Maturity:	3.934%
US Treasury Benchmark:	1.750% due January 31, 2014
US Treasury Yield:	1.684%
Spread to US Treasury:	225bp
Trade Date:	February 17, 2009
Original Issue/Settlement Date:	February 20, 2009
Interest Payment Dates:	February 15 and August 15 of each year, commencing August 15, 2009
Make Whole Call:	T + 35bp
Expected Ratings:	A2 / A / A
Joint Bookrunners:	J.P. Morgan Securities Inc. Deutsche Bank Securities Inc. Greenwich Capital Markets, Inc. UBS Securities LLC
Senior Co-Managers:	Banc of America Securities LLC Barclays Capital Inc. Citigroup Global Markets Inc. Goldman, Sachs & Co.
Co-Managers:	BBVA Securities Inc. BNP Paribas Securities Corp. | HSBC Securities (USA) Inc. Mitsubishi UFJ Securities International plc SG Americas Securities, LLC Banca IMI S.p.A.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and the accompanying prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the accompanying prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by calling J.P. Morgan Securities Inc. at 212-834-4533 (collect), Deutsche Bank Securities Inc. at 800-503-4611 (toll free), Greenwich Capital Markets, Inc. at 866-884-2071 (toll free) or UBS Securities LLC at 877-827-6444 ext 561-3884 (toll free).

Filed Pursuant to Rule 433

Registration Statement No. 333-141013

February 17, 2009

Honeywell International Inc.

Pricing Term Sheet

5.000% Senior Notes due 2019

Issuer:	Honeywell International Inc.
Security Type:	SEC Registered
Principal Amount:	$900,000,000
Coupon:	5.000%
Stated Maturity Date:	February 15, 2019
Issue Price:	99.643
Yield to Maturity:	5.046%
US Treasury Benchmark:	2.750% due February 15, 2019
US Treasury Yield:	2.671%
Spread to US Treasury:	237.5bp
Trade Date:	February 17, 2009
Original Issue/Settlement Date:	February 20, 2009
Interest Payment Dates:	February 15 and August 15 of each year, commencing August 15, 2009
Make Whole Call:	T + 35bp
Expected Ratings:	A2 / A / A
Joint Bookrunners:	J.P. Morgan Securities Inc. Deutsche Bank Securities Inc. Greenwich Capital Markets, Inc. UBS Securities LLC
Senior Co-Managers:	Banc of America Securities LLC Barclays Capital Inc. Citigroup Global Markets Inc. Goldman, Sachs & Co.
Co-Managers:	BBVA Securities Inc. BNP Paribas Securities Corp. HSBC Securities (USA) Inc. Mitsubishi UFJ Securities International plc SG Americas Securities, LLC Banca IMI S.p.A.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and the accompanying prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the accompanying prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by calling J.P. Morgan Securities Inc. at 212-834-4533 (collect), Deutsche Bank Securities Inc. at 800-503-4611 (toll free), Greenwich Capital Markets, Inc. at 866-884-2071 (toll free) or UBS Securities LLC at 877-827-6444 ext 561-3884 (toll free).